Exhibit 99.1

PRESS RELEASE

NORTH AMERICAN SCIENTIFIC REPORTS FISCAL THIRD QUARTER RESULTS

➢  Twelfth Consecutive Quarter of Year-Over-Year Radiation Sources Revenue Growth
Company experiences 26% growth in Prostate Therapeutic Sales

➢  Clinical Experience Commences with ClearPath HDR Device for Breast Cancer Treatment

Chatsworth, CA - September 11, 2008— North American Scientific, Inc. (Nasdaq: NASM), operating as NAS Medical, today announced financial results for its fiscal third quarter ended July 31, 2008. For the third quarter of fiscal 2008, the Company reported revenues from continuing operations of approximately $3.4 million, a 26% increase over the third quarter of the prior year, and a net loss from continuing operations of $4.1 million, or $0.22 per share, compared to the net loss from continuing operations for the third quarter of the prior fiscal year of $3.0 million, or $0.52 per share. Continuing operations exclude the discontinued operations of the NOMOS® Radiation Oncology business sold in September 2007 and the sale of our Non-Therapeutic Product Line completed in September 2008.

“The third quarter was yet another very successful quarter for the Company as we continue to execute on our strategies of driving top line sales, improving operational efficiencies, focusing on local radiation delivery, and initiating our clinical experience with ClearPath,” said John Rush, President and Chief Executive Officer of North American Scientific. “We grew our base business 26% in the third quarter, which represents our 12th quarter in a row of year over year growth. We increased our margins by more than 50% over prior year, initiated and subsequently completed the sale of our Non-Therapeutic business allowing us to focus on treatment, and finished improvements to our ClearPath HDR device which has allowed us to initiate our clinical experience with breast cancer patients.”

Third Quarter Financial Results

For the third quarter of fiscal 2008, the Company reported revenues from continuing operations of approximately $3.4 million compared with revenues from continuing operations of $2.7 million for the third quarter of fiscal 2007. The 26% increase from the prior year was primarily due to a $0.7 million increase in sales of the Company’s palladium brachytherapy seeds.

The net loss from continuing operations for the third quarter of fiscal 2008 was $4.1 million, or $0.22 per share, compared with the net loss from continuing operations for the third quarter of fiscal 2007 of $3.0 million, or $0.52 per share. The $1.1 million increase in the net loss from continuing operations was primarily due to a $0.2 million increase in G&A costs, $0.2 million increase in selling expenses, $0.3 million increased spending on research and development related to ClearPath and severance costs of $1.0 million, offset by a $0.6 million increase in gross margin.

At the end of the third quarter of fiscal 2008, the Company had $1.7 million in cash and cash equivalents, compared with $0.6 million at the end of fiscal year 2007. Through the third quarter of fiscal 2008, the Company used $10.0 million cash to fund continuing operations, compared with $7.0 million in the third quarter of the prior year. As of July 31, 2008 the Company had $1.5 million in interest-bearing debt outstanding.

Nine Months Financial Results

For the first nine months of fiscal 2008, the Company reported revenues from continuing operations of approximately $10.6 million compared with revenues of $8.2 million for the first nine months of fiscal 2007, a 30% increase. The increase in revenues primarily reflects an increase in sales and a shift in product mix of our palladium brachytherapy seeds.

The net loss from continuing operations for the nine months of 2008 was $13.5 million, or $0.91 per share, compared with the net loss from continuing operations for the nine months of fiscal 2007 of $8.6 million, or $1.46 per share. The $4.9 million increase in net loss from continuing operations was due to a $0.7 million increase in sales and marketing costs, a $1.1 million increase in G&A costs, $2.0 million increased spending on research and development related to ClearPath, $1.4 million increase in severance costs, a $0.9 million increase in interest and other expenses and a $0.3 million increase in fair value for derivatives, offset by a $1.5 million increase in gross profit.

Conference Call

The Company will host an investor conference call to review its fiscal third quarter 2008 financial results and latest corporate developments today, September 11, beginning at 1:30 PM PST. The dial-in number for the conference call is 866-383-8108 for domestic participants and 617-597-5343 for international participants, using the pass code 61406061.

A live webcast of North American Scientific's conference call will be available over the Internet through its website at www.nasmedical.com in the Investor Center. For those who cannot listen to the live webcast, a taped replay of the call will be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. It can be accessed at the same site shortly after the call, or by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, using the passcode 73033977.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and  SurTRAK™ needles and strands used primarily in the treatment of prostate cancer.  In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices, and has initiated clinical experience with the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

Company:
Brett L. Scott, CFO
IR@nasmedical.com
(818) 734-8600
(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets
(in thousands, except share data)

	July 31,	October 31,
	2008	2007
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$1,667	$609
Accounts receivable, net of reserves	2,359	2,296
Inventories, net of reserves	909	984
Prepaid expenses and other current assets	770	724
Assets held for sale	609	636
Total current assets	6,314	5,249
Equipment and leasehold improvements, net	1,507	824
Intangible assets, net	105	103
Total assets	$7,926	$6,176

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Lines of credit, net of discount	$ ---	$3,241
Short-term portion of long-term debt, net	417	---
Warrant derivative	---	173
Accounts payable	1,912	2,564
Accrued expenses	3,171	3,110
Total current liabilities	5,500	9,088

Long-term borrowings, net	924	---
Long-term severance liability	662	---

Commitments and contingencies	---	---

Stockholders’ Equity (Deficit)
Preferred stock, $0.01 par value, 2,000,000 shares authorized,
no shares issued	---	---
Common stock, $0.01 par value, 150,000,000 and 100,000,000 shares
authorized, 18,544,868 and 5,920,270 shares issued; and 18,503,644 and 5,879,066 shares outstanding as of July 31, 2008 and October 31, 2007, respectively	185	59
Additional paid-in capital	161,533	145,774
Treasury stock, at cost – 41,204 common shares as of July 31, 2008 and October 31, 2007, respectively	(227)	(227)
Accumulated deficit	(160,651)	(148,518)

Total stockholders’ equity (deficit)	840	(2,912)

Total liabilities and stockholders’ equity (deficit)	$7,926	$6,176

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three months ended July 31,			Nine months ended July 31,
	2008		2007	2008	2007
Revenue - net		$3,418	$2,702	$10,589	$8,152

Cost of revenue		2,244	2,098	7,077	6,128

Gross profit		1,174	604	3,512	2,024

Operating expenses
Selling expenses		1,168	985	3,382	2,713
General and administrative expenses		2,229	2,072	7,634	6,516
Research and development		843	518	3,282	1,282
Severance		1,064	---	1,410	---

Total operating expenses		5,304	3,575	15,708	10,511

Loss from operations		(4,130)	(2,971)	(12,196)	(8,487)
Interest and other income (expense), net		(10)	(69)	(958)	(98)
Adjustment to fair value of derivatives		---	---	(311)	---

Loss before provision for income taxes		(4,140)	(3,040)	(13,465)	(8,585)
Provision for income taxes		---	---	---	---

Loss from continuing operations		(4,140)	(3,040)	(13,465)	(8,585)
Income (loss) from discontinued operations, net of income tax effect		162	(7,648)	741	(8,482)

Net loss		$(3,978)	$(10,688)	$(12,724)	$(17,067)

Basic and diluted loss per share:
Basic and diluted loss per share from continuing operations		$(0.22)	$(0.52)	$(0.91)	$(1.46)
Basic and diluted earnings (loss) per share from discontinued operations	$	---	$(1.30)	$0.05	$(1.45)

Basic and diluted loss per share		$(0.22)	$(1.82)	$(0.86)	$(2.91)

Weighted average number of shares outstanding		18,488,827	5,863,411	14,852,304	5,865,412